Exhibit 10.1

TRANSITION, SEPARATION AGREEMENT AND RELEASE

This Transition, Separation Agreement and Release (this “Agreement”) is entered into by and between Rory P. Read (“Executive” or “you”) and Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), and confirms the agreement that has been reached with you in connection with your transition and separation from the Company.

1. Resignation as President, Chief Executive Officer and Member of the Board of Directors. Effective October 8, 2014 (the “Transition Date”), you shall resign, and hereby resign, your positions as President and Chief Executive Officer of the Company, and all other offices you may hold as of the Transition Date with the Company, its subsidiaries, parent or affiliates. As of the Transition Date you shall also resign, and hereby resign, as a member of the Board of Directors of the Company and every committee thereof (as well as of the board of directors or comparable body of every subsidiary, parent or other affiliated entity of the Company and every committee thereof). You further agree to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this paragraph 1.

2. Transition Period.

(a) You and the Company hereby agree that you shall remain employed by the Company on a full-time basis as a non-executive employee from and after the Transition Date until December 31, 2014 (the “Separation Date”), subject to the terms and conditions of this Agreement.

(b) From the Transition Date through the Separation Date (the “Transition Period”), you shall provide such assistance as may be requested, and shall have such duties, responsibilities and authority as may be assigned by the Company’s Chief Executive Officer from time to time, which may include, but will not be limited to: performing activities related to the transition of your duties and responsibilities; providing continuity and management support through the Transition Period; and providing guidance and continuity in the Company’s strategic planning (the “Transition Services”). The Transition Services may be provided remotely or telephonically unless the Company’s Chief Executive Officer reasonably determines that it is desirable for you to provide such Transition Services in person or at a particular location. You and the Company hereby agree that during the Transition Period you will be provided suitable office space to perform the Transition Services and the continued availability of your administrative assistant.

(c) In return for your continued employment in compliance with this paragraph 2, during the Transition Period: (i) you shall be entitled to continue to receive a base salary at a rate equal to your current base salary rate, payable in accordance with the Company’s regular payroll practices; (ii) your outstanding stock option, time-based restricted stock units and performance-based restricted stock units will remain outstanding and continue to vest in accordance with and subject to the terms and conditions set forth in the Company’s 2004 Equity Incentive Plan, as amended (the “2004 Plan”) and applicable award agreements; and (iii) you (and your eligible beneficiaries) shall be entitled to continue to participate in all retirement, medical, dental, life insurance and other employee benefit plans in which you (and/or you eligible beneficiaries) currently participates, all to the extent you remain eligible under the terms of such plans and subject to the terms and conditions of such plans as may be in effect from time to time.

(d) You acknowledge and agree that your employment with the Company from and after the Transition Date is and shall continue to be at-will, as defined under applicable law, and that your employment with the Company may be terminated by either party at any time for any or no reason. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement.

3. Termination of Employment. You agree that your employment with the Company shall terminate on the Separation Date. As of the Separation Date (a) you shall cease to be employed in any capacity by, and shall no longer hold any position with, any of the Company and each and every subsidiary, parent or other affiliated entity of the Company, and (b) under that certain Employment Agreement dated effective as of August 25, 2011, by and between you and the Company (the “Employment Agreement”), you experienced a “Covered Termination” (as defined in the Employment Agreement), and subject to the terms and conditions set forth in this Agreement, you are entitled to receive the severance and other benefits specified in Section 5(a) of the Employment Agreement, provided that you first comply with the provisions of said Section 5(a) of the Employment Agreement. You further agree to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this paragraph 3.

4. Separation Pay and Benefits. In consideration of, subject to and conditioned on (a) your execution of this Agreement and your compliance with its terms and conditions, and (b) your execution on or within twenty-one (21) days following the Separation Date and your non-revocation thereof of the Waiver and Release of Claims set forth in Exhibit A (the “Release”), you shall be entitled to receive the severance benefits described in this paragraph 4 (subject to the terms and conditions set forth in this Agreement).

(a) Within ten (10) business days following the Effective Date (as defined in the Release), the Company will pay you in a single lump sum an amount equal to $5,000,000.00, less applicable withholdings, in full satisfaction of the Company’s obligations under Section 5(a)(ii) of the Employment Agreement.

(b) If you timely elect continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for the COBRA premium payments for you and your eligible dependents under the Company’s group medical and dental plans, less applicable withholdings, for the period of twelve (12) months following the Separation Date. The reimbursements provided for in this paragraph 4(b) are in full satisfaction of the Company’s obligations under Section 5(a)(iv) of the Employment Agreement. Any reimbursements that are required under this paragraph 4(b) shall be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by you; provided that, before such reimbursement, you have submitted or the Company possesses the applicable and appropriate evidence of such expense(s).

(c) On the Separation Date: (i) any outstanding and unvested options to acquire Company common stock granted to you on June 15, 2012, and July 22, 2013, shall be deemed fully vested and exercisable; and (ii) the options to acquire Company common stock granted to you on August 12, 2014, shall be deemed fully vested and exercisable with respect to 764,939 shares of the 1,019,921 shares of Company common stock subject to such option, and shall be immediately cancelled and forfeited with respect to the remaining 254,982 shares. Each of your outstanding options to acquire shares of common stock that is vested and exercisable on the Separation Date, including those deemed fully vested and exercisable on the Separation Date by reason of the immediately preceding sentence, may be exercised by you on or before the earlier of the first (1st) anniversary of the Separation Date; provided, however, that in no event shall any option remain exercisable beyond the maximum period allowed therefore under the provisions of the 2004 Plan and the applicable option award agreement. Any of the foregoing options that you fail to exercise on or before such expiration date of such option will expire and be forfeited at such time without consideration. The foregoing provisions of this paragraph 4(c), together with the provisions of paragraph 4(d) and 4(e), are in full satisfaction of the Company’s obligations under Section 5(a)(iii) of the Employment Agreement.

(d) On the Separation Date: (i) any outstanding and unvested time-based restricted stock units (“RSUs”) granted to you on June 15, 2012 and July 22, 2013, shall be deemed fully vested and any restrictions on such RSUs shall fully lapse; and (ii) 264,227 of the 396,341 outstanding and unvested RSUs granted to you on August 12, 2014, shall be deemed fully vested and any restrictions on such RSUs shall fully lapse and the remaining 132,114 RSUs shall be immediately cancelled and forfeited. All RSUs that vest on the Separation Date pursuant to this paragraph 4(d) shall be settled within thirty (30) days following the Separation Date, less applicable withholdings, in accordance with the provisions of the 2004 Plan and the applicable RSU award agreement.

(e) On the Separation Date, you shall be deemed to have satisfied the continued service requirements for each of the performance-based restricted stock units (“PRUs”) granted to you on June 15, 2012, July 22, 2013, and August 12, 2014. All PRUs for which you have satisfied the continued service requirements and that are outstanding immediately following the Separation Date shall be settled after the end of their respective performance periods based on actual performance, in each case subject to and in accordance with the provisions of the 2004 Plan and the applicable PRU award agreement. Any PRUs that you earn as a result of the Company’s actual performance for the applicable performance period shall be settled in shares of Company common stock on the date or dates on which the PRUs would otherwise have been settled if you had continued your employment with the Company. For the avoidance of doubt, the settlement dates of any such earned PRUs are provided in the following schedule (assuming in each case that you have satisfied any applicable tax withholding obligations):

PRU Grant Date	PRU Settlement Dates
June 15, 2012

If the performance condition for vesting in this award is satisfied after the Transition Date and before June 15, 2015, then:

2/3 of the PRUs subject to this award shall be settled as soon as practicable following satisfaction of the performance condition; and

1/3 of the PRUs subject to this award shall be settled on June 15, 2015.

July 22, 2013	Any PRUs earned under this award shall be settled 50% on June 30, 2015, and 50% on June 30, 2016.

August 12, 2014	Any PRUs earned under this award shall be settled 50% on December 31, 2015, and 50% on December 31, 2016.

5. Accrued Benefits. You will be entitled to receive (a) your full earned but unpaid base salary accrued through the Separation Date, (b) cash payment for any accrued but unused vacation days, (c) unreimbursed business expenses (in accordance with usual Company policies and practice), to the extent not heretofore paid, (d) your annual performance bonus earned for the Company’s 2014 fiscal year in accordance with Section 3(b)(ii) of the Employment Agreement, (e) vested amounts payable to you under the Company’s 401(k) plan and other retirement, deferred compensation and benefits plans in accordance with the terms of such plans and applicable law, and (f) any other amounts to which you are entitled under and in accordance with the terms of any other compensation plan or practice of the Company on the Separation Date, in each event subject to applicable withholdings. The Company will pay the amount provided in clause (d) at the same time the Company pays bonuses for the 2014 fiscal year under the Executive Incentive Plan to the Company’s Senior Vice Presidents, which the Company intends will occur no later than March 31, 2015. The other amounts provided in this paragraph 5 will be paid by the Company in the ordinary course consistent with past practice and, if applicable, in accordance with the terms of the Company’s plans and policies. The amounts provided for in this paragraph 5 are in full satisfaction of the Company’s obligations under Section 5(a)(i) of the Employment Agreement.

6. Indemnification; Liability Insurance. For nine (9) years following the Separation Date (or such longer period, if any, as may be provided under the Company’s Certificate of Incorporation and Bylaws) (a) you will continue to be indemnified under the Company’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Transition Date, and (b) you shall be covered by the directors‘ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those the Company carried as of the Transition Date.

7. No Other Payments or Benefits. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, (a) you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company, (b) after the Transition Date, you shall not receive any annual bonus, other cash incentive compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, and (c) after the Separation Date, you shall not receive any base salary, annual bonus, other cash compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, expense reimbursement, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company.

8. Continuing Obligations. You acknowledge and affirm your continuing obligations under the Advanced Micro Devices Agreement you signed on October 13, 2011 (the “Confidentiality Agreement”). For the avoidance of doubt, you confirm your continuing obligation not to disclose, use or publish, either directly or indirectly, any Confidential Information (as defined below) without the prior written consent of the Board of Directors of the Company, or until the information otherwise becomes public knowledge (other than by you or your agents or representatives). For this purpose “Confidential Information” means any matter or thing of a secret, confidential or private nature connected with the business of AMD or any of its subsidiaries, parents, joint ventures or other affiliates (collectively, “AMD”) or any of AMD’s suppliers, customers, employees, contractors or third party workers, and includes (without limitation): (a) technical information (e.g., know-how, formulas, computer programs, software and documentation, secret processes or machines, inventions and research projects), (b) business information (e.g., information about costs, profits, manufacturing yields, markets, sales, customers and business development plans), (c) personnel information (e.g., policies, employee compensation, employee work preferences, personnel and files, individually identifying information about AMD employees, contractors and third party workers), (d) information relating to the identities, key contacts, preferences, needs and circumstances of AMD’s customers, and information relating to the identities, preferences, compensation and circumstances of AMD’s employees, and (e) other non-public AMD data and information of a similar nature.

9. Nondisparagement. Each of Company and Executive agree that it or he will not at any time orally or in writing defame or intentionally make, publish or disseminate disparaging remarks that could reasonably be expected to have an adverse impact on the business reputation or prospects of the other party, including any of their respective administrators, affiliates, divisions, subsidiaries, predecessor and success or corporations, and assigns, except as may be required by judicial or administrative order or legal process.

10. Noncompetition Covenant. Executive agrees that during the Transition Period and for a period of two (2) years after the Separation Date, without the prior written consent of the Board of Directors of the Company, Executive will not carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is a direct material competitor with the business conducted by the Company (as conducted now or during the term of the Employment Agreement), or engage in any other activities that conflict with Executive’s obligations to the Company.

11. Nonsolicitation Covenant. Executive agrees that during the Transition Period and for a period of two (2) years after the Separation Date, without the prior written consent of the Board of Directors of the Company, Executive will not do any of the following:

(a) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person, either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(b) Solicit Personnel. Except with respect to your current or any former administrative assistant who are hereby exempted , solicit or influence or attempt to influence any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease his employment or consulting relationship with the Company or become an employee of or consultant to any competitor of the Company.

12. Company Property. On or prior to the Separation Date, you shall return to the Company all Company property in your possession or use, including, without limitation, all automobiles, fax machines, printers, credit cards, building-access cards and keys, other electronic equipment, and any records, documents, software, e-mails or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to or containing Confidential Information (as defined in paragraph 8). Notwithstanding the foregoing, you shall be entitled to retain your cell phone and cellphone number at no cost, but the Company will not pay or reimburse you for any related carrier or coverage costs after the Separation Date.

13. Failure of Consideration. You acknowledge and agree that your obligations under paragraphs 8, 9, 10, and 11 are material inducements for, and a substantial portion of, the consideration for the Company agreeing to pay and provide you with the benefits described in paragraph 4 and that such obligations restate and continue valid, binding and existing obligations under the Employment Agreement. You further acknowledge and agree that the Company would be irreparably injured by a violation by you of paragraphs 8, 9, 10, and/or 11, and that in the event of any breach or threatened breach by you of paragraphs 8, 9, 10, and/or 11, (a) you shall not be entitled to receive the benefits described in paragraph 4, and (b) if, and to the extent, such breach or threatened breach occurs after you have received all or any portion of the benefits described in paragraph 4, you agree that the Company will be entitled to enjoin any such breach or threshold breach and you agree to immediately return such benefits to the Company, not as a penalty or forfeiture, and the Company shall, in addition to any other legal and equitable remedies available to it, be entitled to recover such benefits from you not as a penalty or forfeiture, plus attorneys’ fees and other costs incurred by the Company in obtaining such relief.

14. Cooperation. During the Transition Period and after the Separation Date, you agree that you will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees at such times, manner and places as reasonably and mutually acceptable (except that you hereby agree to appear at such times, manner and places as may be directed by a court or pursuant to a court order): (a) concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein; (b) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company; (c) in connection with any formal or informal legal matters in which you are named as a party or of which you have specific and relevant knowledge or documents, including (without limitation) any matters in which you are currently involved (which for clarity includes (i) Hatamian v. Advanced Micro Devices, Inc., et al., C.A. No. 14-cv-0022 (N.D. Cal.), and (ii) Wessels v. Read, et al., Case No. 114-cv-262486, Superior Court of California, Santa Clara County); and (d) with respect to transition and succession matters. Your cooperation shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations; executing accurate and truthful documents; preparation for, reasonable assistance with, or participation in any legally required process during the Transition Period or after the Separation Date; testifying or otherwise appearing at depositions, arbitrations or court hearings; preparation for the above-described or similar activities; and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. You understand that you will receive no additional compensation in connection with your preparation for, reasonable assistance with or participation in any legally required process during the Transition Period or after the Separation Date (including, without limitation, responding to any discovery request, deposition notice or subpoena for testimony). In all cases, however, you shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company incurred in connection with your assistance and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

If you are contacted by any party, potential party, attorney or other individual or entity in regard to any dispute, potential dispute, litigation or potential litigation matter relating to or involving the Company, its subsidiaries and affiliates, or any of their officers, directors, shareholders, or employees, you will first contact the Company before communicating with such person or persons, and will allow legal counsel of the Company’s choosing to participate in any such communication. If you receive notice that you are required to provide testimony or information in any context about the Company, any of its customers, or your employment with the Company to any third party, you agree to inform Harry Wolin (harry.wolin@amd.com) (or his designee/successor) in writing within 24 hours of receiving such notice, and you agree to cooperate with the Company and its attorneys in responding to (if necessary) such legal process. If you are required to provide testimony in any such context, you are, of course, expected to testify truthfully.

If at any time during the Transition Period or after the Separation Date, you are required to give testimony in any legal proceeding involving or relating to the Company, any of its customers, or your employment with the Company, you understand that the Company will provide outside counsel of its choosing without expense to you.

15. Taxes. The parties hereto acknowledge and agree that the form and timing of the Separation Amount and the other payments and benefits to be provided pursuant to this Agreement are intended to comply with one or more exceptions to the requirements of Section 409A of the Code and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. The parties hereto further acknowledge and agree that for purposes of Section 409A you do not have discretion with respect to the timing of the payment of any amounts provided under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

16. Family Protection. In the event of your death prior to payment of all amounts payable under this Agreement, any unpaid amounts that would have otherwise been payable had you survived shall be paid to your wife, if she is then living, otherwise to your estate.

17. Enforcement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your willful and knowing failure to return to the Company property that relates to the maintenance of security of the Company Entities and each of their successors and assigns, or your breach or threatened breach of paragraph 8, 9, 10, or 11 of this Agreement, shall entitle the Company to obtain from any court of competent jurisdiction, in addition to any other remedies, a restraining order, injunction or other equitable relief without the necessity of a hearing or posting a bond.

18. No Admission. This Agreement is not intended, and shall not be construed, as an admission that either you or any of the Company, its subsidiaries and affiliates, their respective past and present directors and officers, and their successors and assigns (collectively, the “Company Entities and Persons”) have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

19. Tax Withholding. All payments, benefits and other amounts made or provided pursuant to this Agreement will be subject to withholding of applicable federal, state and local taxes.

20. Successors. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

21. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of law.

22. Entire Agreement. You acknowledge that this Agreement constitutes the complete understanding between the Company and you regarding its subject matter and supersedes any and all prior written, and prior or contemporaneous oral, agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, including the Employment Agreement; provided, however, that notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Agreement.

23. Effective Date. You may accept this Agreement by signing it and returning it to the Company’s General Counsel, Harry Wolin, at Advanced Micro Devices, Inc., 7171 Southwest Pkwy, Austin, Texas 78735, e-mail address: (harry.wolin@amd.com). The effective date of this Agreement shall be the date it is signed by both parties, provided that the provisions of paragraph 4 shall not become effective until the Effective Date as defined in paragraph 3 of the Release Agreement. In the event you do not accept this Agreement (including the Release Agreement) as set forth in this paragraph 23, this Agreement, including but not limited to the obligation of the Company hereunder to provide the payments and other benefits described herein, shall be deemed automatically null and void.

24. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

25. Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

/s/ Rory P. Read
Rory P. Read

Date: October 13, 2014

ADVANCED MICRO DEVICES, INC.

By:	/s/ Bruce L. Claflin
Bruce L. Claflin, Chairman of the Board of Directors

Date:	October 14, 2014

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

(DO NOT SIGN UNTIL ON OR AFTER THE SEPARATION DATE)

In exchange for the consideration described in paragraph 4 of the Transition, Separation Agreement and Release (the “Separation Agreement”) by and between Advanced Micro Devices, Inc. (the “Company”) and Rory P. Read (“Executive”) (together, the “Parties”) and in accordance with the terms of the Employment Agreement (as defined in the Separation Agreement), Executive hereby agrees as follows:

1. Executive’s Release.

(a) Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of their respective past, present, and future officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or separation from, the Company, from the beginning of time to the date Executive signs this Waiver and Release of Claims (the “Executive’s Release”).

(b) Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, including, without limitation, the Employment Agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, and the Texas Labor Code, the Texas Payday Law, and the Texas Commission on Human Rights Act, or any other federal or state laws relating to employment or employment discrimination, and any claims for attorneys’ fees and costs; provided, however, that Executive’s Release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived by private agreement between Executive and the Company, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits or unemployment benefits; (ii) any rights to indemnification Executive may have under paragraph 6 of the Separation Agreement; (iii) any vested benefits provided under the terms of any employee benefit plan applicable to Executive; (iv) any claim or cause of action to enforce any of Executive’s rights under the Separation Agreement; or (v) any claim or cause of action based on Executive’s rights as a shareholder of the Company.

(c) This release extends to any claims that may be brought on Executive’s behalf by any person or agency, as well as any class or representative action under which Executive may have any rights or benefits; Executive agrees not to accept any recovery or benefits under any such claim or action, and Executive assigns any such recovery or benefits to the Company. For the purpose of implementing a full and complete release, Executive understands and agrees that this Waiver and Release of Claims is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties and this Waiver and Release of Claims extinguishes those claims.

Exhibit A – Page 1

(d) Executive’s Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

2. ADEA Waiver and Release. Executive understands and agrees that he is waiving his rights under the ADEA and thus:

(a) Executive has been informed and understands and agrees that he has the period of at least twenty-one (21) calendar days after receipt of this Waiver and Release of Claims to consider whether to sign it.

(b) Executive has been informed and understands and agrees that he may revoke this Waiver and Release of Claims at any time during the seven (7) calendar days after it is signed and returned to the Company, in which case none of the provisions of this Waiver and Release of Claims will have any effect. Executive acknowledges and agrees that if he wishes to revoke this Waiver and Release of Claims, he must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed the Waiver and Release of Claims. Executive acknowledges and agrees that, in the event Executive revokes the Waiver and Release of Claims, he shall have no right to receive any of the consideration described in paragraph 4 of the Separation Agreement.

(c) Executive agrees that prior to signing this Waiver and Release of Claims, he read and understood each and every provision of the document.

(d) Executive understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Waiver and Release of Claims and the Separation Agreement and Executive hereby acknowledges that prior to signing this Waiver and Release of Claims he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of both this Waiver and Release of Claims and the Separation Agreement.

(e) Executive acknowledges and agrees that he knowingly and voluntarily entered into this Waiver and Release of Claims and the Separation Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Waiver and Release of Claims or the Separation Agreement.

(f) Executive understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Waiver and Release of Claims.

3. Effective Date. For purposes of this Waiver and Release of Claims, the “Effective Date” shall be the eighth (8th) calendar day following the date that Executive signs and returns this Waiver and Release of Claims to the Company, provided that Executive does not revoke or attempt to revoke his acceptance prior to such date. Executive understands and agrees that, in order to receive the consideration provided under paragraph 4 of the Separation Agreement, he must execute this Waiver and Release of Claims no earlier than the Separation Date (as defined in the Separation Agreement) and no later than twenty-one (21) days following the Separation Date and shall not have revoked or attempted to revoke such acceptance prior to the Effective Date.

Exhibit A – Page 2

4. Miscellaneous. Executive represents and warrants that he has the full legal capacity, power and authority to execute and deliver this Waiver and Release of Claims and to perform his obligations hereunder. This Waiver and Release of Claims is binding upon and shall inure to the benefit of the Parties hereto as well as the Company Released Parties. For purposes of this Waiver and Release of Claims, a facsimile or electronic file containing Executive’s signature printed by a receiving facsimile machine or printer shall be deemed an original signature.

IN WITNESS WHEREOF, Executive has executed this Release as of the date set forth below.

Rory P. Read

Date:

Exhibit A – Page 3